Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of September 30, 2025, is by and among Nightfood Holdings, Inc., a Nevada corporation (“Buyer”),Treasure Mountain Holdings, LLC, a California limited liability company d/b/a Hilton Garden Inn (“Company”), and SBZ Industry Investment, Inc., Xu Shunping, Xu Lian, (each a “Seller” and, collectively, the “Sellers”). Each of the parties to this Agreement is individually referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

RECITALS

WHEREAS, Buyer is a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and its shares of common stock, $0.001 par value per share, are quoted for public trading on the OTCQB market operated by the OTC Markets Group, Inc. (the “OTC”);

WHEREAS, the Company owns and operates a 120-room hotel under the Hilton Garden Inn brand located at 71700 Hwy 111, Rancho Mirage, California 92270 (the “Property” and the ownership and operation thereof referred to as the “Business”);

WHEREAS, Buyer wishes to acquire the Company for a total enterprise value of $52,780,080, through an exchange between Buyer and the Sellers of the Buyer Exchange Shares and Buyer Earnout Shares for all issued and outstanding membership interests of the Company (the “Membership Interests”) owned by the Sellers;

WHEREAS, the Sellers collectively own 100% of the Membership Interests, and in accordance with the Company’s Limited Liability Company Operating Agreement (the “Operating Agreement”)have approved this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the respective boards of directors and/or managers of Buyer and the Company have each unanimously (i) determined that it is in the best interests of each entity and its respective stockholders and members, respectively, and declared it advisable to enter into this Agreement; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange, in accordance with, respectively, the Nevada Revised Statutes and the California Revised Uniform Limited Liability Company Act (the “California Act”), each as amended;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Exchange will be conducted in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), so that the Exchange shall qualify as a tax free reorganization under the Code, that the Exchange shall also qualify as a transaction in securities exempt from registration or qualification under the Securities Act, and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g), 1.368-3(a) and any related regulations corresponding to Section 368(a)(1)(B).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

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ARTICLE I

SHARE EXCHANGE

1.1. The Share Exchange. On the terms set forth in this Agreement, each Seller shall sell, transfer, convey, assign and deliver to Buyer such Seller’s Membership Interests (the “Company Units”), free and clear of all Liens and other encumbrances; and in exchange therefore (b) Buyer shall issue the Buyer Exchange Shares and, if applicable, the Buyer Earnout Shares, pro rata to the Sellers (the “Exchange”).

1.2. Purchase Price. Based upon the outstanding indebtedness of the Company (including any mortgage on the Property) not exceeding $10,500,000 at the Closing, the aggregate purchase price for the Company Units shall be$42,280,080 (“Purchase Price”), which shall be comprised of the Buyer Exchange Shares, plus a potential earnout of up to an additional $4,800,000 which shall be comprised of the Buyer Earnout Shares, as set forth below.

1.3. Pricing Mechanism. The total value of this acquisition has been determined based on the pre-negotiated issuance of 176,167 shares of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible into 6,000 shares of the Buyer’s common stock. Using the closing price of the Buyer’s common stock of $0.04 per share as of the date of this Agreement, the implied aggregate valuation of the consideration being issued is $42,280,080, calculated as follows: 176,167 Series C Preferred Shares× 6,000 common shares per preferred share × $0.04 per common share = $42,280,080. This closing price serves as the agreed basis for determining the implied value of the transaction.

Buyer Exchange Shares. At the Closing, the Buyer shall issue the Sellers an aggregate of 176,167 shares (the “Buyer Exchange Shares”) of the Buyer’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), which shares of Series C Preferred Stock are each convertible into 6,000 shares of common stock of the Buyer

(a) Buyer Earnout Shares. If on or before December 31, 2027 (“Earnout Period”), each of the milestones set forth below (the “Earnout Milestones”) are satisfied at the discretion of the Company, then the Company shall issue the Sellers an aggregate of an additional 20,000 shares of Series C Preferred Stock (the “Buyer Earnout Shares”):

●	Completion of the buildout of five new guest rooms; and

Receipt of a certificate of occupancy and any other permits or approvals necessary with respect to such four new additional rooms.

1.4. Closing. The closing (the “Closing”) of the Exchange and transactions contemplated hereby shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) and remotely by the exchange of documents and signatures, or their electronic counterparts.

1.5. Working Capital. At the Closing Date, the Working Capital of the Company shall be at least$100,000,of which $100,000 shall be cash, which is sufficient to meet the Company’s normal business obligations for the 30-day period following the Closing and is consistent with the Working Capital and cash reserves of the Company over the most recent six-month period.

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1.6. Post Closing Deliverables. After the Closing:

(a) Sellers shall deliver to Buyer:

(i)	Certificates evidencing the Company Units, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)	all approvals, consents and waivers that are listed on Section 3.4 of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(iii)	a certificate of a duly authorized officer of the Company certifying that the representations and warranties of the Company set forth in Article III are true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(iv)	a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized or qualified to do business; and

(v)	all other agreements, documents, instruments or certificates as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement or are required to be delivered by Sellers at or prior to the Closing.

(vi)	all the items required in all the Sections of the Company Disclosure Schedules

(b) Buyer shall deliver:

Within ten (10) business days following the Closing, Buyer shall issue 176,167 shares of the Company’s Series C Preferred Stock in book-entry form, as directed by Seller.

(i)	to Company a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange;

(ii)	a certificate of a duly authorized officer of the Buyer certifying that the representations and warranties of the Company set forth in Article III are true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Company Disclosure Schedules, each of the Sellers hereby, severally and not jointly, represent and warrant to Buyer as follows:

2.1. Good and Valid Title. Such Seller is the record and beneficial owner, and has good and marketable title to the Company Units to be sold by such Seller hereunder, with the right and authority to sell and deliver such Company Units, free and clear of all Liens, and, upon consummation of the transfer of such Company Units as contemplated hereby, Buyer shall have good and valid title to such Company Units free and clear of any Liens.

2.2. Power and Authority. Such Seller has the legal power, capacity and authority to execute and deliver this Agreement and each transaction document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the transactions hereunder. All acts required to be taken by such Seller to enter into this Agreement, to deliver each transaction document to which it is a party and to carry out the transactions hereunder have been properly taken. This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by such Seller and the performance by such Seller of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to such Seller; and (c) will not violate or breach any contractual obligation to which such Seller is a party.

2.4. Litigation. There is no Legal Action pending or, to such Seller’s knowledge, threatened against such Seller, that involves the Company Common Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions hereunder and, to the knowledge of such Seller, no such Legal Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Legal Action.

2.5. Accredited Investor. Such Seller is an “accredited investor” as defined in Rule 501 under the Securities Act.

2.6. Purchase Entirely for Own Account. The Buyer Exchange Shares to be acquired by such Seller hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling or otherwise distributing the Buyer Exchange Shares, except in compliance with applicable securities laws and as defined within Section 5.2.

2.7. Available Information. Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Buyer, and such Seller hereby acknowledges that it has had the opportunity review all publicly available information concerning Buyer, including, but not limited to all filings made by Buyer to the SEC pursuant to the Securities Exchange Act of 1934, as amended.

2.8. Non-Registration. Such Seller understands that the Buyer Exchange Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein.

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2.9. Restricted Securities. Such Seller understands that the shares comprising the Buyer Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Seller pursuant hereto, the Buyer Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of the Buyer Exchange Shares hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Buyer Exchange Shares is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. Such Seller further acknowledges that if the Buyer Exchange Shares are issued to such Seller in accordance with the provisions of this Agreement, such Buyer Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Seniority of Series B Preferred Stock and Super-Majority Rights of Class A preferred Stock. Each Seller acknowledges and agrees that the Series C Preferred Stock shall be junior in preference and priority to the Series B Preferred Stock with respect to dividends, assets or other rights, and that the Class A Preferred Stock has super-majority voting rights.

2.11. Legends. Such Seller hereby understands and agrees that any certificates for the Buyer Exchange Shares shall bear to the following legend, or one substantially similar:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by the Company to Buyer (“Company Disclosure Schedules”), the Company and the Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

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3.1. Organization, Standing and Corporate Power. The Company is a limited liability company duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the transactions hereunder (collectively, a “Company Material Adverse Effect”). The Company has delivered to Buyer true and complete copies of the Company Certificate of Formation, Operating Agreement, and any other organizational documents and/or other constituent formation and governing documents of the Company, in each case as amended through the date of this Agreement (the “Governing Documents”).

3.2. Capital Structure. The issued and outstanding capital stock of the Company consists solely of 5,500,000 membership interests (the “Membership Interests”), representing 100% of the Membership Interests or other capital stock of the Company, all of which are owned by the Sellers (the “Company Units”). Other than the Company Units, there are no other classes of Membership Interests or other capital stock or other voting securities of the Company issued or reserved for issuance or outstanding. All outstanding Company Units have been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of California, the Company’s Governing Documents, or any contract to which the Company is a party or otherwise bound. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, incentive units or other membership interest appreciation rights, performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound that (a) obligates the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Membership Interests or other equity interests of any kind, or any security convertible or exercisable for or exchangeable into any Membership Interest or other equity interest in the Company, (b) obligates the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Membership Interests of the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Membership Interest of the Company.

3.3. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions hereunder. The execution and delivery by the Company of this Agreement and the consummation by Company of the transactions hereunder have been duly authorized and approved by the [Board of Managers] and members of the Company, if required, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions hereunder. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.4. No Conflicts; Consents. Except as set forth in Section 3.4 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions hereunder and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its subsidiaries under, any provision of (i) the Company’s Governing Documents, (ii) any material contract to which the Company is a party or by which its properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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3.5. Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions hereunder. The Company has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.5 of the Company Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has complied and is now complying with the terms of all Permits listed on Section 3.5 of the Company Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.5 of the Disclosure Schedules.

3.6. Material Contracts. All “material” contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral, to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound are set forth on Section 3.6 of the Company Disclosure Schedules and a true and correct copy thereof has been delivered to Buyer. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which is in effect as of the date of this Agreement and involves aggregate obligations of at least $15,000. Each material contract is in full force and effect and is a valid and binding agreement enforceable against the Company and the other party or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any material contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any material contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.7. Intellectual Property.

(a) The term “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

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(b) Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of its business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Liens. All of the Company Intellectual Property is listed on Section 3.7 of the Company Disclosure Schedules. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and its rights thereto.

(c) The conduct of Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any person. No person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property.

(e) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

3.8. Insurance. Section 3.8 of the Company Disclosure Schedules lists all insurance policies maintained by Company or its Affiliates relating to the assets, business, operations, employees, officers, and directors of Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to Company and are sufficient for compliance with all applicable Laws and Contracts to which Company is a party or by which it is bound.

3.9. Employee Benefit Matters. Company has not adopted any form of “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA.

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3.10. Employment Matters.

(a) Section 3.10 of the Company Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any contracts entered into between Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of Company for services performed on or prior to the Closing Date have been paid in full.

(b) Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

3.11. Financial Statements.

(a) The Company further represents and warrants that as of the Closing Date, the outstanding amount of any and all mortgage debt on the Property, including principal and any accrued interest or other amount payable thereunder, is not in excess of $10,500,000.

3.12. Taxes.

(b) The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto. The term “Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(c) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. A true and correct copy of all federal, state and local Tax Returns of the Company for the last six fiscal years have been delivered to the Buyer.

(d) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(e) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any person (other than Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(g) The Company is not a “foreign person”as that term is used in Treasury Regulations Section 1.1445-2. Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

3.13. Bank Accounts. Section 3.13 of the Company Disclosure Schedules sets forth a list of each account of the Company with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.14. Litigation. Except as disclosed in Section 3.14 of the Company Disclosure Schedules, there is no Legal Action pending or, to the Company’s knowledge, threatened against or by the Company or any Affiliate of the Company:(i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Action.

3.15. Real Property; Title to Assets.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets used in the Business or reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) The mortgage on the Property is set forth in Section 3.15(a) of the Company Disclosure Schedules (the “Mortgage”);

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

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(b) Section 3.15(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting apart of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.16. Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Company Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

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(e) Section 3.16(e) of the Company Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company. Section 3.16(e) of the Company Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller and any predecessors to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(f) Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Section 3.16(g) of the Company Disclosure Schedules lists any environmental reports or assessments regarding the Property in the possession of the Company or the Sellers, true and correct copies of which have been delivered to the Buyer.

3.17. Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of Company.

3.18. Undisclosed Liabilities. Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Financial Statements; and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

3.19. Disclosure. All disclosure provided to Buyer regarding Company and its business, furnished by or on behalf of Sellers or the Company in connection with this Agreement (including Company’s representations and warranties set forth in this Agreement) are true, complete and accurate in all material respects. No statement herein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), Buyer hereby represents and warrants to Company and the Sellers as follows:

4.1. Organization; Standing and Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or on the ability of Buyer to consummate the Exchange.

4.2. Authorization; Validity. Buyer has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of Buyer, its board of directors, stockholders, or any other person is necessary or required by Buyer to execute this Agreement, consummate the Exchange contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Buyer Charter and Buyer Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of Buyer to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of Buyer, enforceable against Buyer in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

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4.3. Capital Structure; OTCQB.

(a) The authorized capital stock of Buyer consists of (i) 200,000,000 shares of common stock, $0.001 par value per share, of which 151,941,921 shares are issued and outstanding as of September 30, 2025; (ii) 10,000 shares of Series A Super Voting Preferred Stock, $0.001 par value per share of which 1,000 shares are issued and outstanding as of the date of this Agreement; (iii) 5,000 shares of Series B Convertible Preferred Stock, $0.001 par value per share, of which 1,950 shares are issued and outstanding as of the date of this Agreement; (iv) 500,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share, of which 202,916 shares are issued and outstanding as of the date of this Agreement; and (v) 100,000 shares of Series D Convertible Preferred stock, $0.001 par value per share, of which 3,334 shares are issued and outstanding as of the date of this Agreement. All of the outstanding capital stock of NGTF are validly issued, fully paid and non-assessable, and have been issued in compliance with all federal and state securities laws. The Buyer’s Common Stock is currently quoted on the OTCQB marketplace operated by the OTC Markets Group under the trading symbol “NGTF”.

(b) When issued, the shares of Series C Preferred Stock to be issued hereunder will be duly authorized and, shall be duly issued, fully paid and non-assessable.

4.4. No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the Exchange contemplated hereby will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

4.5. Compliance With Laws. As of the date hereof, Buyer has been in material compliance with, all Laws applicable to Buyer. As of the date hereof, no Governmental Entity has issued any notice or notification stating that Buyer or any of its subsidiaries is not in compliance with any Law in any material respect.

4.6. Litigation. There are no Legal Actions pending or, to the knowledge of Buyer threatened against Buyer, at law or in equity, before any court or other governmental agency or instrumentality, or before any arbitrator of any kind. Buyer has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality.

4.7. Brokers. No broker, investment banker or other person is or may be entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of Buyer.

4.8. Disclosure. All disclosure provided to Company regarding Buyer and its business, furnished by or on behalf of Buyer in connection with this Agreement (including Buyer’s representations and warranties set forth in this Agreement) is complete and accurate in all material respects. No statement herein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

5.1. Lock-Up. Each Seller shall not, during the Lock-up Period, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Exchange Shares or any securities convertible into or exercisable or exchangeable for the Buyer Exchange Shares or any rights thereto (including Buyer Common Stock or such other securities convertible into or exercisable or exchangeable for Buyer Exchange Shares that may be deemed to be beneficially owned by such Seller in accordance with the rules and regulations of the SEC) (collectively, the “Restricted Buyer Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Buyer Exchange Shares or such other securities convertible into or exercisable or exchangeable for Buyer Exchange Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the Buyer Common Stock or such other securities convertible into or exercisable or exchangeable for the Buyer Exchange Shares, in cash or otherwise; provided, that such Seller may transfer the Restricted Buyer Securities to investors and creditors of such Seller so long as each transferee agrees to comply with the lock-up restrictions of this Section 5.1 until the expiration of the Lock-up Period. Each Seller shall not, during the Lock-up Period, directly or indirectly limit its right, title or interest or right to vote in any manner any of the Restricted Buyer Securities, or agree to do any of the following: (i) grant any proxies or powers of attorney with respect to any of the Restricted Buyer Securities, deposit any of the Restricted Buyer Securities into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Restricted Buyer Securities in contravention of the obligations of such Seller under this Agreement, (ii) permit any Restricted Buyer Securities to be, or become subject to any liens or (iii) take any other action that would in any way restrict, limit or interfere with the performance of such Seller’s obligations hereunder or the Exchange contemplated by this Agreement. In furtherance of the foregoing, Buyer and any duly appointed transfer agent for the transfer of the Restricted Buyer Securities are hereby authorized to decline to make any transfer of Restricted Buyer Securities if such transfer would constitute a violation or breach of this Section 5.1. The term “Lock-up Period” means the period commencing on the Closing Date and ending six (6) months thereafter, unless earlier terminated by Buyer in its sole discretion.

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5.2. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Sellers shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and (z) continue to timely and in good faith proceed with the build out of the new gym facility and the other renovations required to meet the requirements of rebranding the Property under the Courtyard by Marriott franchise. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company to:

i.	preserve and maintain all of its Permits;

ii.	pay its debts, Taxes and other obligations when due;

iii.	maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

iv.	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

v.	defend and protect its properties and assets from infringement or usurpation;

vi.	perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

vii.	maintain its books and records in accordance with past practice;

viii.	comply in all material respects with all applicable Laws; and

ix.	not take or permit any action that would is likely to cause a Company Material Adverse Effect.

5.3. Access to Information. From the date here of until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Seller shall permit Buyer and its representatives to conduct environmental due diligence of the Company and the Real Property. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or the Company in this Agreement.

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5.4. No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal;(ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) Sellers agree that the rights and remedies for noncompliance with this Section 5.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.5. Public Announcements. Seller and Buyer shall not issue a press release or other publicity announcing the Exchange or any other aspect of the transactions contemplated hereby without the prior written approval of the other Party, unless such disclosure is required by applicable law, or unless such disclosure is made by the Buyer or its Affiliates following the execution of the Transaction Documents and the Closing. The Sellers acknowledge that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q.

5.6. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Buyer, the Company or the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of itsAffiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Seller acknowledges and agrees that any breach of Section 5.6 by it will cause the Buyer irreparable injury and damage. Therefore, Buyer shall be entitled to seek injunctive or other equitable relief to secure enforcement of any part of this Section 5.6. Nothingherein shallbeconstruedasawaiverby eitherpartyhereto ofany rightitmaynowhaveorhereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any breach or any otherwise wrongful act or omission by the other party.

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5.7. Audit. Sellers shall cause the Company and its accounting firm and other representatives to cooperate fully with the Buyer in preparing two-year PCAOB-compliant audited financial statements of the Company.

5.8. Liabilities for Taxes in Straddle Periods. With respect to Sellers’ liability for Taxes for any Straddle Period, (a) all Taxes (other than sales, gross receipts, net income, or any other income statement item) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and Post-Closing Tax Period, respectively, and (b) all other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a “closing of the books basis” by assuming that the books of the Company were closed at the end of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such periods on a daily basis as applicable. For purposes of this Agreement, all Taxes related to the the Company incurred for any taxable period (or portion thereof) that ends before or on the Closing Date (including, without limitation, any income, gain, loss, or deduction resulting from the transactions contemplated by this Agreement and the portion of any personal property, real property or ad valorem Taxes allocable to a taxable period (or portion thereof) ending before or on the Closing Date) shall be Sellers’ responsibility, and any such Taxes related to the Company incurred for any taxable period (or portion thereof) that begins after the Closing Date shall be a Buyer’s responsibility. For purposes of this Agreement, (i) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date; (ii) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date; and (iii) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

5.9. Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, except that those representations and warranties in Sections 2.1, 2.2, 2.3, 2.5 through 2.10 inclusive, 3.1, 3.2, 3.3, 3.4, 3.11(b), 3.12(b), 3.15(a), 3.16, 3.17, 4.1, 4.2 and 4.7 (collectively, the “Fundamental Representations”) will survive the Closing until ninety (90) days after expiration of the applicable statute of limitations for claims related to such matters. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party (each as defined below) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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6.2. Indemnification by Sellers. Subject to the other terms and conditions of this Article VI, from and after the Closing Sellers, severally and not jointly, in accordance with their Pro Rata Portion, agree to indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies,Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer (or any of its Affiliates) based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement;

(ii) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement; and

(iii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to thisAgreement.

6.3. Indemnification by Buyer. Subject to the other terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller (or any of its Affiliates) based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; and

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to thisAgreement.

6.4. Certain Limitations. The Party making a claim under this Article VI is referred to as the “Indemnified Party,” and theParty against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party.” The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a)	The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 1.01(b)(i)(i), Section 6.2(a)(ii) or Section 6.3(a)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 1.01(b)(i) such applicable section exceeds$130,000 (the”Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)	Subject to the other limitations herein, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.2(a)(i), Section 6.2(a)(ii) or Section 6.3(a)(i), as the case may be, other than for any Losses based upon a breach of any of the Fundamental Representations, shall not exceed $3,000,000.

(c)	Payments by an Indemnifying Party pursuant to Section 6.2 or Section 6.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

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(d)	In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (but excluding third party claims that include such Losses), or diminution of value or any damages based on any type of multiple.

6.5. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of such claim. Notwithstanding the foregoing, an Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.6. Payments; Escrow Shares.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within five (5)BusinessDaysofsuch final, non-appealableadjudication assetforth in subparagraph (b)below. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligationswithin such five(5)BusinessDayperiod, any amountpayableshallaccrueinterestfrom and including thedateofagreement oftheIndemnifyingParty orfinal, non-appealableadjudication to the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365/366-day year and the actual number of days elapsed.

(b) Losses payable to a Buyer Indemnified Party pursuant to this Article VI shall be satisfied by Sellers, at the election of Sellers in their sole and absolute discretion: (i) by submitting written instructions to the Buyer to release back to Buyer that number of Escrowed Shares, rounded down to the nearest whole unit, equal to the amount of Losses divided by the lesser of (i) the Closing Stock Price or (ii) the 30-day VWAP ending on the trading date immediately prior to the date such Losses have been finally determined as set forth above (the “Escrow Share Per Share Price”), and such Escrowed Shares shall no longer be deliverable to Sellers or considered part of the Purchase Price, or (ii) in accordance with the provisions of (and subject to the limitations set forth in) this Article VI via the wire transfer of immediately available funds. Any Losses payable to a Seller Indemnified Party pursuant to this Article VI shall be satisfied from Buyer in accordance with the provisions of this Article VI via the wire transfer of immediately available funds.

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(c) In accordance with the terms and conditions of the Agreement, after the Escrow Termination Date, the Buyer will release to Sellers their Pro Rata Portion of a number of Escrowed Shares equal to (i) the then remaining Escrowed Shares, if any, minus (i) (A) the amount that would be reasonably necessary to satisfy all outstanding Claims made pursuant to this Article VI, divided by (B) Escrow Share Per Share Price as of the Escrow Termination Date. Any remaining portion of the Escrowed Shares, after payment and satisfaction of any pending Claims, shall be released to Seller promptly following resolution of such Claims in the same manner as set forth above.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions To Each Party’s Obligation. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Closing Documents. All transaction documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the Parties.

7.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Sellers and the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the Sellers and a duly authorized officer of the Company to such effect.

(b) Performance of Obligations of Sellers and the Company. Each of the Sellers and the Company shall have performed all obligations required to be performed by it under thisAgreement prior to the Closing Date, and Buyer shall have received a certificate signed by the Sellers and a duly authorized officer of the Company to such effect.

(c) No Material Adverse Change. the Company shall not have incurred any Material Adverse Effect.

(d) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by thisAgreement shall have been obtained.

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(e) Financial Statements. If required byApplicable Law as determined by Buyer, theSeller shall have delivered PCAOB compliant financial statements for their two most recent full fiscal years.

(f) Mortgage. The outstanding unpaid principal balance of the Mortgage, together with any and all accrued and unpaid interest thereon, shall not be in excess of$10,500,000 at the Closing Date.

(g) Appraisal. The Buyer shall have received an appraisal on the Property which confirms a fair market value for such Property of at least $20,000,000.

(h) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the documents listed in Section 1.5(a) above.

7.3 Conditions of Obligations of Sellers. The obligations of the Sellers to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Sellers:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Sellers shall have received a certificate signed by the Sellers and a duly authorized officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. The Buyer shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Sellers shall have received a certificate signed by the Sellers and a duly authorized officer of the Company to such effect.

(c) ConsentsandActions.TheapprovaloftheBuyer’sBoardofDirectorsand shareholders shall have been obtained and all other requisite consents of any third parties to the transactions contemplated by thisAgreement shall have been obtained.

(d) Closing Deliveries. The Buyer shall deliver, or cause to be delivered, to Sellers at or prior to the Closing the documents listed in Section 1.5(b) above.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1).

8.2 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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8.3 Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Exchange is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Exchange are fulfilled to the extent possible.

8.5 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. A signed copy of this Agreement, including signature by pdf or other online signature, delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

8.6 Entire Agreement; Third Party Beneficiaries. This Agreement, together with the exhibits and schedules hereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.7 Amendment and Modification; Waiver. ThisAgreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunderprecludeany otherorfurtherexercise thereofortheexerciseofany otherrightorremedy.

8.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whethertheStateofNevadaorany otherjurisdiction).Any legalsuit, action, proceedingordispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America located in the State of Nevada or the courts of the State of Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THE EMPLOYMENT AGREEMENT, WHICH SHALL BE GOVERNED BY ITS TERMS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BYAPPLICABLE LAW,ANYRIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDINGANY EXHIBITS AND SCHEDULES ATTACHED TO THISAGREEMENT, THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THE EMPLOYMENTAGREEMENT, WHICH SHALL BE GOVERNED BY ITS TERMS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(Signature pages follow.)

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer

TREASURE MOUNTAIN HOLDINGS, LLC

By:	/s/ JJ Zhang
Name:	JJ Zhang
Title:	President

SELLERS:

Industry, Inc.

By:	/s/ JJ Zhang
Name:	JJ Zhang
Title:

By:	/s/ Lian Xu
Name:	Lian Xu
Title:

By:	/s/ Shunping Xu
Name:	Shunping Xu
Title:

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APPENDIX A

DEFINITIONS

Action shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

Acquisition Proposal has the meaning set forth in Section 5.4(a).

Affiliate of a person shall mean any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Business has the meaning set forth in the Recitals.

Buyer mean Nightfood Holdings, Inc., a Nevada corporation.

Buyer Bylaws shall mean the Bylaws of Nightfood Holdings, Inc.

Buyer Charter shall mean the Articles of Incorporation of Nightfood Holdings, Inc.

Buyer Common Stock shall mean the shares of common stock, $0.001 par value per share, of Buyer.

Buyer Escrow Shares has the meaning set forth in Section 1.2(b).

Buyer Exchange Shares has the meaning set forth in Section 1.2(a).

Buyer SEC Documents shall mean all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by Buyer with the SEC.

Closing has the meaning set forth in Section 1.3.

Closing Date has the meaning set forth in Section 1.3.

Closing Stock Price has the meaning set forth in Section 1.2(c).

Code has the meaning set forth in the Recitals.

Company means Treasure Mountain Holdings, LLC, a California limited liability company.

Company Common Stock has the meaning set forth in the Recitals.

Company Disclosure Schedules has the meaning set forth in ARTICLE III.

Company Intellectual Property has the meaning set forth in Section 3.7(b).

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Company IP Registrations shall mean all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company.

Company Material Adverse Effect has the meaning set forth in Section 3.1.

Deductible has the meaning set forth in Section 6.4(a).

Earnout Milestone has the meaning set forth in Section 1.2(b).

Earnout Period has the meaning set forth in Section 1.2(a).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrowed Shares has the meaning set forth in Section 1.2(a).

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Escrow Share Per Share Price has the meaning set forth in Section 6.6(b).

Escrow Termination Date has the meaning set forth in Section 1.2(a).

Exchange has the meaning set forth in Section 1.1.

Financial Statements has the meaning set forth in Section 3.11.

Governing Documents has the meaning set forth in Section 3.1.

Governmental Entity shall mean any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

Indemnified Party has the meaning set forth in Section 6.4.

Indemnifying Party has the meaning set forth in Section 6.4.

Insurance Policies has the meaning set forth in Section 3.8.

Intellectual Property has the meaning set forth in Section 3.7(a).

IT Systems means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

Law shall mean any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

Legal Action shall mean any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

Liabilities has the meaning set forth in Section 3.18.

Lien shall mean any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

Lock-up Period has the meaning set forth in Section 5.1.

Loss(es) has the meaning set forth in Section 6.2.

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Membership Interests has the meaning set forth in the Recitals.

Operating Agreement has the meaning set forth in the Recitals.

OTC has the meaning the Recitals.

Permits shall mean all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

Permitted Encumbrances has the meaning set forth in Section 3.15(a).

Pre-Closing Tax Period has the meaning set forth in Section 5.8.

Post-Closing Tax Period has the meaning set forth in Section 5.8.

Property shall have the meaning set forth in the Recitals.

Pro Rata Portion means, as to any Seller, that certain percentage of Membership Interests of the Company owned by such Seller, as set forth in Appendix B attached hereto.

Purchase Price has the meaning set forth in Section 1.2.

Restricted Buyer Securities has the meaning set forth in Section 5.1.

SEC shall mean the U.S. Securities and Exchange Commission.

Series C Preferred Stock means the shares of Series C Preferred Stock, par value $0.001 per share, of Nightfood Holdings, Inc.

Securities Act shall mean the Securities Act of 1933, as amended.

Seller(s) means each of the owners of Membership Interests of the Company as set forth in Appendix B hereto.

Seller’s Knowledge shall mean the actual knowledge of any of the Seller’s.

Straddle Period has the meaning set forth in Section 5.8.

Taxes and Tax Returns have the meanings set forth in Section 3.12(a).

30-day VWAP means, for the thirty (30) consecutive trading days prior to and as of the Closing Date or other applicable reference date set forth herein, the dollar volume-weighted average price, rounded up to the nearest cent, for the Buyer Common Stock on the OTC during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the OTC Markets Group, Inc.

“Working Capital” means the current assets of the Company minus the current liabilities of the Company, as set forth on the Company’s books and records and the balance sheet of the Company delivered by the Company as part of the Financial Statements.

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APPENDIX B

PRO RATA PORTION OF THE SELLERS

Treasure Mountain Holdings, Inc (California LLC)					Nightfood Holdings, Inc. (Delaware)
Shareholder Name (member)	Amount	Price per share	Units	Membership %	Initial Payout	Price Per Share	Series C Preferred

SBZ Industry Investment, Inc	$2,750,000	$1.00	2,750,000	50.00%	$18,739,920	$240.00	78,083
SBZ Industry Investment, Inc	$550,000	$1.00	550,000	10.00%	$3,748,320	$240.00	15,618
Shunping Xu	$137,500	$1.00	137,500	2.50%	$936,960	$240.00	3,904
Lian Xu	$137,500	$1.00	137,500	2.50%	$936,960	$240.00	3,904
SBZ Industry Investment, Inc	$1,100,000	$1.00	1,100,000	20.00%	$7,495,920	$240.00	31,233
SBZ Industry Investment, Inc	$275,000	$1.00	275,000	5.00%	$1,873,920	$240.00	7,808
SBZ Industry Investment, Inc	$550,000	$1.00	550,000	10.00%	$3,748,080	$240.00	15,617
Earnout Shares - Names TBD					$4,800,000	$240.00	20,000

	$5,500,000		5,500,000	100%	$41,280,080		176,167

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